[LETTERHEAD / PRESS RELEASE / LOGO]


RIDDELL SPORTS INC.
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900 THIRD AVENUE, 27TH FLOOR, NEW YORK, NEW YORK 10022      (212) 826-4300
                                                        FAX:(212) 826-5006
                                                Contact:  David Groelinger
                                                   Chief Financial Officer



                   RIDDELL SPORTS INC.
             MOVES TO THE AMERICAN STOCK EXCHANGE



New York, N.Y. (AMEX: RDL), November 23, 1998 - - Riddell Sports Inc. today announced that it was moving the trading of its Common Stock from NASDAQ-NMS to the American Stock Exchange. Trading will begin at 11:30 A.M. EST on November 23, 1998. The Company s new stock symbol is RDL.

David Mauer, President and Chief Executive Officer of Riddell Sports Inc. said "We are pleased to be associated with the AMEX and look forward to the services that it can provide to the Company and our shareholders."

Riddell Sports Inc. provides institutional sporting goods and school spirit products and services to educational and recreational organizations through its national, direct sales force. The Company is the world's leading manufacturer and reconditioner of football protective equipment and the nation's leading supplier of products and services to the school spirit industry. The Company's consumer products group markets miniature and full-size helmets for collectors and licenses the Riddell and MacGregor trademarks for use on athletic footwear and apparel.